EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Compensation Committee
Pulse Electronics Corporation Board of Directors:

We consent to the incorporation by reference in the registration statement (No. 333-64060) on Form S-8 of Pulse Electronics Corporation of our report dated March 29, 2012, with respect to the statements of financial position of the Technitrol, Inc. 2001 Employee Stock Purchase Plan as of December 31, 2011 and 2010, and the related statements of changes in plan equity for the years then ended, which report appears in the December 31, 2011 annual report on Form 11-K of the Technitrol, Inc. 2001 Employee Stock Purchase Plan.

/s/ KPMG LLP

Los Angeles, California
March 29, 2012